UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 2, 2008
(Date of earlier event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)

Maryland	000-51199	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-22(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

At its meeting on December 11, 2007, the Board of Directors of Inland Western Retail Real Estate Trust, Inc. (the “Company”) determined to revise the compensation payable to members of the Board of Directors (other than Mr. Parks and Ms. Gujral, who are not entitled to receive any compensation for their service on the Board of Directors or any of its committees), such revised compensation to become effective January 1, 2008.  After January 1, 2008, each director  will receive an annual director fee of $40,000.  The Chairman of the audit committee will receive an additional annual fee of $10,000, and the Chairman of any other committee will receive an additional annual fee of $5,000.  In addition, each director will receive $1,000 for attending in person, $750 for attending via telephone, each meeting of the Board of Directors, and $500 for attending, whether in person or via telephone, each committee meeting.

Beginning January 1, 2008 each non-employee director will be entitled to be granted an option under the Company’s Independent Director Stock Option Plan to acquire 5,000 shares of the Company’s common stock as of the date they initially become a director.  All non-employee directors other than Messrs. Imperiale and Masick have previously received their initial grants of options, and Messrs. Imperiale and Masick will be entitled to receive their initial grants of options on January 1, 2008.  In addition, each non-employee director will be entitled to be granted an option to acquire an additional 5,000 shares on the date of each annual stockholders’ meeting, commencing with the annual meeting in 2008, so long as the director remains a member of the Board of Directors on such date. All options will be granted at fair market value on the date of grant, and will become fully exercisable on the second anniversary of the date of grant.  There were no other changes made to the terms of option grants under the Independent Director Stock Option Plan.

Section 5 — Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Also at its meeting on December 11, 2007, the Board of Directors of the Company determined to expand its size by two members, from seven to nine, and to appoint Richard Imperiale and Kenneth E. Masick to fill the resulting vacancies.  Each of Messrs. Imperiale’s and Masicks term as a director will begin on January 1, 2008, and each will serve as a director until his  successor is elected and qualifies at the next annual meeting of shareholders of the Company.  The Company currently expects that, effective January 1, 2008, Mr. Imperiale will serve on the Company’s to-be-formed compensation committee and its to-be-formed governance committee and Mr. Masick will serve on the Company’s audit committee.  Beginning January 1, 2008, each of Messrs. Imperiale and Masick will be entitled to the same compensation as other members of the Board of Directors, which compensation is further described above under Item 1.01 of this Form 8-K, which description is incorporated by reference in this Item 5.02 in its entirety.

Mr. Masick is a partner with Wolf & Company LLP, a certified public accounting firm.  During 2007, Wolf & Company LLP provided approximately $268,000 in audit services for The Inland Group Inc., including audit services for the Company’s property managers (which at the time were owned primarily by individuals that were affiliates of The Inland Group Inc.), which property managers were recently acquired by the Company.  Wolf & Company LLP is no longer engaged as the external auditing firm for the Company’s property management subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Michael J. O’Hanlon
Title:	President and Chief Executive Officer
Date:	January 2, 2008